Exhibit 11

                     METRIS COMPANIES INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share

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In thousands, except per-share amounts                                         Three Months Ended March 31,
                                                                                     2002          2001
BASIC:
------

Net income(1) ................................................................     $52,340        $41,546
                                                                                   =======        =======


Weighted-average number of common shares outstanding .........................      62,188         62,303
Assumed conversion of convertible preferred stock ............................      33,844         34,357
                                                                                   -------        -------
Basic common shares ..........................................................      96,032         96,660
                                                                                   =======        =======

Net income per share .........................................................     $  0.55        $  0.43

DILUTED:

Net income(1) ................................................................     $52,340        $41,546
                                                                                   =======        =======


Weighted-average number of common shares outstanding .........................      62,188         62,303
Net effect of assumed exercise of stock options based on treasury stock method
     using average market price ..............................................         941          1,785
Assumed conversion of convertible preferred stock ............................      33,844         34,357
                                                                                   -------        -------
Diluted common shares ........................................................      96,973         98,445
                                                                                   =======        =======

Net income per share .........................................................     $  0.54        $  0.42

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(1)  In determining the number of dilutive shares outstanding for the three month periods ended March 31, 2002 and 2001, the Series C convertible preferred stock is assumed to have been converted into 33.8 million and
     34.4 million shares, respectively, at the beginning of the periods.